Exhibit 10.42

May 30, 2003

Julian Casciano

2 Silver Springs Court

Katonah New York 10536

Francis E. O’Donnell Jr. MD

Chairman

Accentia, Inc

5310 Cypress Center Drive

Suite 101

Tampa FL 33609

Dear Frank:

Effective May 1, 2003 the Letter dated April 3, 2002 between David Redmond on behalf of Accentia and me is modified to provide as follows:

__	_______ 1 is amended to provide tha

Notwithstanding the requirements and reporting responsibilities provided in this Section 1, effective May 1, 2003, unless otherwise directed by the Chairman of Accentia you will put all of your work time and effort toward a special assignment requiring you to perform due diligence and planning in anticipation of the purchase by Accentia of a majority interest in of Biovest International, Inc. (“Biovest”). During this special assignment you will report to Stephane Allard. You will be temporarily relieved of all other responsibilities required by this Section 1.

II.	Effective immediately upon the closing date of the purchase of a controlling interest of Biovest by Accentia, Inc you will be deemed to have resigned from your officer positions with The Analytica Group, Inc. and will be immediately appointed an officer of Biovest.

III.	Effective immediately upon the closing date of the purchase of a controlling interest of Biovest by Accentia, Inc. paragraphs 2, 3 and 4 of Section 1 will be deleted and replaced with the following:

As Chief Marketing Officer of Biovest or such other similar position as may be designated by the Chairman of Accentia, you shall report to the President and CEO of Biovest and have such responsibilities and perform such duties appropriate to such

Letter dated May 30, 2003 from Julian Casciano to Francis E. O’Donnell Jr., M.D. continued.

position as shall be reasonably assigned to you by the President and CEO of Biovest. Notwithstanding the foregoing you shall remain an employee of Accentia, Inc. for all purposes, except as provided in this agreement, including but not limited to payroll, compensation payments and benefit plans purposes.

You shall devote your full business time and efforts to the business of Biovest. Notwithstanding the foregoing, you shall have the right to manage your personal investments and affairs and to serve as an officer, director and/or trustee of civic or charitable organizations, so long as such activities do not interfere with the performance of your duties under this Agreement or pose a conflict of interest with respect to your duties and responsibilities with the Company. Those activities, either in a board capacity or in any way requiring a significant portion of your time and attention must have the prior approval by Biovest.

At your option you shall work at your home office or the offices of Biovest or any other companies under common control of Accentia in the New York metropolitan area and in any event you shall not be required to relocate from the New York metropolitan area.

IV.	Section 2 is revised by adding the following sentence immediately after the first sentence of this section:

Effective upon and subject to closing of a controlling interest in Biovest by Accentia, Inc. your salary shall be at the rate of $230,000 per annum.

V.	Effective immediately upon the closing date of the purchase of a controlling interest of Biovest by Accentia, Inc. Section 3 will be deleted and replaced with the following:

In addition to your salary, you shall be entitled to an annual bonus opportunity if certain corporate objectives based on reasonable objectives established by the President and CEO of Biovest for personal performance and Biovest performance, primarily measured against revenue and EBITDA objectives of the organization are met. This bonus will be based on a percentage of your then current salary according to the formula as stated below:

•	30% of your salary if 80% of the Biovest goal is met;

•	40% of your salary if 100% of the Biovest goal is met;

•	50% of your salary if 120% of the Biovest goal is met.

You must be working for Biovest through the end of the applicable year in order to be entitled to the bonus for such year; provided, however, in the event your employment is terminated without Cause or for Disability (as such terms are defined in Paragraph 6 hereof) or death,

Letter dated May 30, 2003 from Julian Casciano to Francis E. O’Donnell Jr., M.D. continued.

you shall be entitled to a prorated bonus for the year in which such termination occurs, based on the number of days this Agreement is in effect during such year. The bonus shall be paid within thirty (30) days following the end of each year.

VI.	Section 5 is revised to provide an additional sentence as follows:

Effective immediately upon the later of the adoption by Biovest of a stock option plan or the closing date of the purchase of a controlling interest of Biovest by Accentia, Inc. you will be eligible to purchase 400,000 shares of Biovest common stock at an exercise price of $ 50 a share Twenty five percent of these options will vest every six months from the date of this agreement and any unvested shares shall immediately vest if you are terminated by the Company without Cause or by you for Good Reason as defined in Section 6 or subsequent to the closing date of the purchase of a controlling interest of Biovest by Accentia, Inc upon the change of control of Biovest A change in control is defined as (i) a dissolution or liquidation of Biovest; or (ii) a merger or consolidation or any other capital reorganization in which more than fifty percent (50%) of the shares of Biovest (or any successor company) following such event are held by persons who were not shareholders of Biovest prior to such event.

The above will be confirmed in a written stock option plan which will be adopted or modified by Biovest as applicable as soon as reasonably possible.

Section 6 is amended to provide that effective immediately upon the closing date of the purchase of a controlling interest of Biovest by Accentia, Inc., all references in Section 6 to Analytica are replaced by Biovest.

VII.	Sections 7 and 9 are amended to provide that effective immediately upon the closing date of the purchase of a controlling interest of Biovest by Accentia, Inc., all references in Sections 7 and 9 to “the Company” are replaced by “the Company and its affiliates and subsidiaries under common control including but not limited to Biovest.

VIII.	Contemporaneously with signing this Agreement the President and CEO of Biovest and you shall enter into separate agreements entitled “Biovest International, Inc. Covenant Not to Compete” and the “ Biovest International, Inc. Employee Inventions Agreement.” copies of which shall be appended to this Letter as Exhibits A and B respectfully.

Letter dated May 30, 2003 from Julian Casciano to Francis E. O’Donnell Jr., M.D. continued.

IX.	All other terms, benefits and conditions provided by the April 3, 2002 letter remain in full force and effect.

X.	This letter, modifying the terms of the April 3, 2002 letter, may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. The letter shall be valid when each party hereto shall have received counterparts hereof signed by all of the parties hereto.

If the foregoing accurately sets forth our agreement, please indicate your acceptance hereof on the enclosed counterpart of this Agreement.

Sincerely,

/s/ Julian Casciano

Julian Casciano

Accepted by:		Date

Signature

Francis E. O’Donnell Jr. MD Chairman- Accentia, Inc.

Date

Signature

Stephan Allard

Title

Biovest International, Inc.

Covenant Not to Compete

This Covenant Not to Compete is made and entered into by and between Biovest International, Inc., (hereinafter referred to as the “Company”), and Julian Casciano (hereinafter referred to as the “Second Party”).

R E C I T A L S:

WHEREAS, the Company is a biotechnology company that develops, manufactures and markets cell culture systems and is the holder of a Cooperative Research and Development Agreement with the National Cancer Institute for the commercialization of a personalized biologic cancer vaccine for treatment of non-Hodgkins lymphoma (the “Business”);

WHEREAS, Second Party has executed an Employment Agreement with Accentia, Inc. which owns a controlling interest in the Company;

WHEREAS, the Second Party, while an employee of Accentia, Inc. has been assigned to positions and duties at the Company, and accordingly, has agreed to enter into this document as part of said assignment and duties;

WHEREAS, Second Party acknowledges that the Company’s Business activities extend throughout the United States and around the world;

WHEREAS, Second Party acknowledges that through such employment he has and/or may acquire a special knowledge of the Company’s Business; and the clients, accounts, business lists, prospects, records, corporate policies, operational methods and techniques and other useful information and trade secrets of the Company (hereinafter all collectively referred to and defined as “Confidential Information”);

WHEREAS, Second Party acknowledges that the Company’s legitimate business interests include the Confidential Information and the Company’s customer goodwill (hereinafter referred to and defined as the “Company’s Legitimate Business Interests”) and that the Company’s Legitimate Business Interests would be harmed if Second Party engaged in competitive activities with the Company anywhere in the world; and

WHEREAS, the Company and Second Party, pursuant to the provisions of this Agreement, wish to enter into an agreement as embodied herein whereby Second Party will refrain from owning, managing, or in any manner or capacity working in a Business that is similar to or competitive with the Business and from soliciting customers of the Company and employees of the Company for competitive purposes as defined herein during Second Party’s employment with the Company and during the period of one year after Second Parry’s cessation of employment with the Company in the geographical location of anywhere in the world.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and for additional good and valuable consideration the receipt and sufficiency of which is acknowledged by the parties, including, but not limited to, the Second Party’s employment with the Company and the continuation of the Second Party’s employment with the Company, the parties mutually agree as follows:

1. Confirmation of Recitals - The foregoing recitals are true and correct and are hereby ratified and confirmed by the parties and made an integral part of this Agreement; as such, the recitals shall be used in any construction of this Agreement, especially as it relates to the intent of the parties.

2. Definition of Competition - For purposes of this Agreement “Competitive Activity” shall mean the development, manufacture or marketing of cell culture systems or any development, manufacture, marketing or other commercialization of a personalized biologic cancer vaccine for treatment of non-Hodgkins lymphoma.

3. Non-Compete - The Second Party will not do, or intend to do, any of the following, either directly or indirectly, during Second Party’s employment with Accentia, Inc. and during the period of one (1) year after Second Party’s cessation of employment with Accentia, Inc., anywhere in the world:

a. Own, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by any company or any other business, entity, agency or organization which conducts an activity that is similar or competitive with the Business; or

b. Solicit prior or current customers of the Company for any purpose in competition (as defined herein) with the Company; or

c. Solicit any then current employees employed by the Company without the Company’s consent.

The Second Party and Company agree that the phrase “Second Party’s cessation of employment with the Company” as used in this Agreement, refers to any separation of Second Party from his employment at Accentia, Inc. either voluntarily or involuntarily, either with cause or without cause, or whether the separation is at the behest of the Company or the Second Party (hereinafter referred to and defined as “Second Party’s Cessation of Employment”).

4. Injunction and Damages - Second Party agrees that this Agreement is important, material, confidential, and gravely affects the effective and successful conduct of the Business of the Company, and it effects its reputation and good will and is necessary to protect the Company’s legitimate Business interests. Second Party recognizes and agrees that the Company will suffer irreparable injury in the event of Second Party’s breach of any covenant or agreement contained herein and cannot be compensated by monetary damages alone, and Second Party therefore agrees that the Company, in addition to and without limiting any other remedies or rights that it may have, either under this Agreement or otherwise, shall have the right to obtain injunctive relief, both temporary and permanent, against the Second Party from any court of competent jurisdiction. Second Party further agrees that in the event of Second Party’s breach of any covenant or agreement contained herein, the Company, in addition to its right to obtain injunctive relief, shall further be entitled to seek damages, including, but not limited to, compensatory, incidental, consequential, exemplary, and lost profits damages. Second Party agrees to pay the Company’s reasonable attorney’s fees and costs for enforcement of this Agreement, if the Second Party breaches this Agreement.

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5. Miscellaneous - Wherever used in this Agreement, the phrase “directly or indirectly” includes, but is not limited to Second Party acting through Second Parry’s wife, children, parents, brothers, sisters, or any other relatives, friends, trustees, agents, associates or entities with which Second Party is affiliated with in any capacity. The Company may waive a provision of this Agreement only in a writing signed by a representative of the Board of Directors of the Company and specifically stating what is waived. The rights of the Company under this Agreement may be assigned; however, the covenants, warranties, and obligations of the Second Party cannot be assigned without the prior written approval of the Company. The title of this Agreement and the paragraph headings of this Agreement are not substantive parts of this Agreement and shall not limit or restrict this Agreement in any way. This Agreement survives after the Second Party’s Cessation of Employment at Accentia, Inc. No change, addition, deletion, or amendment of this Agreement shall be valid or binding upon Second Party or the Company unless in writing and signed by Second Party and the Company. In the event a court of competent jurisdiction determines any covenant set forth herein to be too broad to be enforceable or determines this Agreement to be unreasonable, then said court may reduce the geographical area and/or the length of time provisions herein, in order to make this Agreement enforceable and reasonable. In construing this Agreement, neither of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted same as each provision of this Agreement is deemed by the parties to have been jointly drafted by the Company and Second Party.

6. Supersedes Prior Agreement - This Covenant Not to Compete shall commence upon the date hereof. This Agreement shall, upon its commencement, supersede any prior Covenants Not to Compete between Second Party and the Company.

7. Second Party Acknowledgment - The Second Party acknowledges that he has voluntarily and knowingly entered into this Agreement and that this Agreement encompasses the full and complete agreement between the parties with respect to the matters set forth herein.

Executed on this 3rd day of June 2003.

BIOVEST INTERNATIONAL, INC.	SECOND PARTY

By:	/s/ Julian Casciano

Its	Julian Casciano

APPROVED AND AGREED TO BY ACCENTIA, INC.

By:

Its

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Biovest International, Inc.

EMPLOYEE INVENTIONS AGREEMENT

This Inventions Agreement (the “Agreement”) is made this 3rd day of June 2003 by and between Julian Casciano (“Employee”) and Biovest International, Inc., its subsidiaries, affiliates and related entities (collectively, the “Company”). In consideration of Employee’s employment and/or continued employment with Accentia, Inc., the parent company of Biovest International, lnc. and Employee’s agreement with Accentia, Inc. to be assigned to and to have his principal duties at Biovest International, lnc. and other good and valuable consideration, receipt of which Employee hereby acknowledges, Employee agrees, as follows:

1. Assigning of Inventions. Employee shall assign and transfer to the Company his/her entire right, title and interest in and to all Inventions (as used in this Agreement “Inventions” shall include, but not be limited to, ideas, improvements, designs and discoveries), whether or not patentable and whether or not reduced to practice, made or conceived by Employee (whether made solely by employee or jointly with others) during the period Employee performs services for the Company which relate in any manner to the actual or anticipated business, work, or research and development of the Company or its affiliates, or result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of the Company or any of its affiliates. All Inventions are the sole property of the Company.

2. Disclosure of Inventions: Patents. In connection with Inventions:

(a) Employee will disclose all Inventions promptly in writing to the person to whom Employee reports at the Company, with a copy to the President of the Company, in order to permit the Company to enjoy rights to which it may be entitled under this Agreement;

(b) Employee will, at the Company’s request, promptly execute a written assignment of title to the Company for any Invention, and Employee will preserve any Invention as confidential information of the Company; and

(c) Upon request, Employee will assist the Company or its nominee (at the Company’s expense) during and at any time subsequent to Employee’s performance of services for the Company in every reasonable way in obtaining for its own benefit patents and copyrights for Inventions in any and all countries, which Inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not patented or copyrighted. Employee will execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all rights, title and interest in such patents and copyrights.

3. Execution of Documents. In connection with Paragraph 4(c), Employee will execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such documents, including applications for patents and copyrights and assignments of Inventions, patents and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters patent and copyrights on Inventions in any and all countries and/or to protect the interest of the Company or its nominee in Inventions, patents and copyrights and to vest title thereto in the Company or its nominee.

4. Maintenance of Records. Employee will keep and maintain adequate and current written records of all Inventions made by Employee (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

5. Prior Inventions. It is understood that all Inventions, if any, patented or unpatented, which Employee made prior to the time the Company and Employee began to consider Employee’s possible performance of services are excluded from the scope of this Agreement. To preclude any possible uncertainty, Employee have set forth on Exhibit A attached hereto a complete list of all such prior inventions, including numbers of all patents and patent applications, and a brief description of all unpatented inventions which are not the property of another party (including, without limitation, a current or previous contracting party). The list is complete and if no items are included on Exhibit A, Employee has no such prior inventions. Employee will notify the Company in writing before he/she makes any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights Employee claims in any such Invention or idea. In the event of the Employee’s failure to give such notice, Employee will make no claim against the Company with respect to any such inventions or ideas.

6. Other Obligations. (a) Employee acknowledges that the Company from time to time may have agreements with other persons or with the U.S. Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work there under or regarding the confidential nature of such work. Employee will be bound by all such obligations and restrictions and will take all action necessary to discharge the obligations of the Company there under.

7. Trade Secrets of Others. Employee represent that Employee’s performance of all the terms of this Agreement and as a consultant or employee to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust, and Employee will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any other person or entity. Employee will not enter into any agreement, either written or oral, in conflict herewith.

8. Injunctive Relief. Employee acknowledges that any breach or attempted breach by Employee of this Agreement or any provision hereof shall cause the Company irreparable harm for which any adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to obtain injunctive relief, without the necessity of posting a bond or other surety, restraining such breach or threatened breach.

9. Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and by the Company. Any subsequent change or changes in Employee’s consulting relationship with the Company or Employee’s compensation shall not affect the validity or scope of this Agreement.

10. Term. This Agreement shall commence simultaneously with the commencement of the purchase by Accentia, Inc. of controlling interest in Biovest International, Inc. and shall continue for the term of the Employment Agreement between Employee and Accentia, Inc. and any extension thereof and for a period of one (1) year thereafter.

11. Entire Agreement. Employee acknowledges receipt of this Agreement, and agrees that with respect to the subject matter thereof it is Employee’s entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof.

11. Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.

12. Successors and Assigns. This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

13. Governing Law. This Agreement shall be governed by the laws of the State of Florida except for any conflicts of law rules thereof which might direct the application of the substantive laws of another state.

14. Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

EXECUTED under seal as of the date set forth below.

Dated:

/s/ Julian Casciano
Witness	Julian Casciano

Accepted and Agreed:	Approved and Agreed to by Accentia, Inc.
Biovest International, Inc.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

PRIOR INVENTIONS

BIOVEST INTERNATIONAL, INC. (the “Company”)

Gentlemen:

The following is a complete list of all inventions or improvements, patented or unpatented, that have been made or conceived or first reduced to practice by the undersigned alone or jointly with others prior to the time the Company and the undersigned first began to consider the undersigned’s performance of services for the Company. The undersigned desires to remove the inventions and improvements listed, if any, from the operation of the foregoing Agreement.

Check one:

☒	No inventions or improvements.

☐	As follows:

☐	Additional sheet(s) attached.

Date: 6/3/03	Signature:	/s/ Julian Casciano

	Name:	Julian Casciano